Exhibit 99.1

Hecla Reports Third Quarter 2020 Results

Record adjusted EBITDA1, Lucky Friday ramp-up ahead of schedule

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 9, 2020--Hecla Mining Company (NYSE:HL) today announced third quarter 2020 financial and operating results.

THIRD QUARTER HIGHLIGHTS

  Sales of $199.7 million, 24% more than the prior year quarter
  Silver production of 3.5 million ounces and gold production of 41,174 ounces
  Lucky Friday ramp-up ahead of schedule
  Generated $73.4 million of cash provided by operating activities and $49.7 million of free cash flow4
  Reported $98.7 million of cash and cash equivalents with $348.7 million of liquidity2
  Record adjusted EBITDA and improved net debt/adjusted EBITDA (last 12 months) of 1.7x1,3
  Increased dividend 50% and approved the payment of the first enhanced silver-linked dividend
  Increased 2020 annual silver production guidance and reduced silver cost guidance

"Because of our strong operating performance and higher prices, Hecla had record adjusted EBITDA, generated the most free cash flow in a decade and repaid our revolver in full. These accomplishments were achieved because of our workforces’ resiliency and our commitment to health and safety," said Phillips S. Baker, Jr., President and CEO. "With the Lucky Friday ramp-up ahead of schedule, the expected improvements at Casa Berardi, and our modest planned capital expenditures, we are well positioned to further strengthen our balance sheet, increase exploration activities, and pay our enhanced dividend."

FINANCIAL OVERVIEW

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	2020	2019	2020	2019
FINANCIAL DATA (000)
Sales	$199,703	$161,532	$502,983	$448,321
Gross profit (loss)	$53,488	$14,880	$98,939	($1,919)
Income (loss) applicable to common shareholders	$13,490	($19,654)	($17,999)	($91,995)
Adjusted income (loss) applicable to common shareholders[1]	$24,234	($11,801)	$10,085	($66,798)
Adjusted EBITDA [1]	$75,701	$69,786	$168,531	$112,503
Cash provided by operating activities	$73,439	$54,896	$115,892	$63,609
Capital expenditures	$23,693	$26,093	$54,382	$97,338
Free cash flow [4]	$49,746	$28,803	$61,510	($33,729)

Net income applicable to common shareholders for the third quarter was $13.5 million, or $0.03 per share, compared to net loss of $19.7 million, or $0.04 per share, for the same period a year ago. The difference was mainly due to the following items:

  Improved gross profit at Greens Creek, Nevada Operations and San Sebastian, partially offset by slightly lower gross profit at Casa Berardi. Combined, our operations generated $38.6 million more gross profit.
  Higher other operating expense by $3.1 million primarily due to costs for an ongoing project to identify and implement potential operational improvements at Casa Berardi.
  Lower ramp-up and suspension-related costs by $2.2 million due to increased production and margins at Lucky Friday.
  Unrealized gains on equity investments of $4.0 million compared to losses of $0.1 million in the prior year period.

Cash provided by operating activities was $73.4 million compared to $54.9 million in the third quarter of 2019, with the increase due to higher income, adjusted for non-cash items.

Adjusted EBITDA was $75.7 million compared to $69.8 million in the third quarter of 2019.

Capital expenditures totaled $23.7 million for the third quarter 2020 compared to $26.1 million in the third quarter of 2019, with the decrease due to planned lower expenditures at the operations in 2020 with the exception of Lucky Friday, where we have been returning the mine to full production. Expenditures at the operations were $11.6 million at Casa Berardi, $5.6 million at Greens Creek, $5.5 million at Lucky Friday, $0.4 million at Hecla Nevada, and $0.2 million at San Sebastian.

Metals Prices

The average realized silver price in the third quarter 2020 was 39% higher quarter over quarter and the average realized gold price was 31% higher. The realized zinc price increased by 7%, while the realized lead price decreased by 8%. Based on the realized silver price for the quarter of $25.32 per ounce, a silver price-linked dividend of $0.005 per common share was triggered.

		Three Months Ended September 30,		Nine Months Ended September 30,
		2020	2019	2020	2019
Silver –	London PM Fix ($/ounce)	$24.40	$17.02	$19.22	$15.83
	Realized price per ounce	$25.32	$18.18	$19.72	$16.21
Gold –	London PM Fix ($/ounce)	$1,911	$1,474	$1,735	$1,363
	Realized price per ounce	$1,929	$1,475	$1,745	$1,374
Lead –	LME Final Cash Buyer ($/pound)	$0.85	$0.92	$0.81	$0.90
	Realized price per pound	$0.86	$0.93	$0.81	$0.90
Zinc –	LME Final Cash Buyer ($/pound)	$1.06	$1.06	$0.97	$1.18
	Realized price per pound	$1.04	$0.97	$0.94	$1.16

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2020 and 2019:

		Third Quarter Ended		Nine Months Ended
		2020	2019	2020	2019
PRODUCTION SUMMARY
Silver -	Ounces produced	3,541,371	3,251,350	10,190,621	9,193,246
	Payable ounces sold	3,147,048	2,232,691	9,077,966	7,549,360
Gold -	Ounces produced	41,174	77,311	159,948	198,100
	Payable ounces sold	51,049	69,760	159,550	189,823
Lead -	Tons produced	9,750	6,107	24,620	17,406
	Payable tons sold	7,792	3,817	19,948	12,628
Zinc -	Tons produced	17,997	15,413	48,699	42,672
	Payable tons sold	12,892	7,878	34,717	27,234

The following tables provide a summary of the (i) final production; (ii) cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales"); (iii) cash cost, after by-product credits, per silver or gold ounce; and (iv) all in sustaining costs ("AISC"), after by-product credits, per silver or gold ounce for the third quarter and nine months ended September 30, 2020, with comparisons to the prior year periods:

Third Quarter Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,541,371	41,174	2,634,436	12,838	636,389	266,691	1,931	26,405	3,855	0	0
Increase/(decrease) over 2019	290,021	(36,137)	90,418	(846)	520,707	(274,945)	(2,768)	(10,142)	(2,782)	(22,381)	(43,377)
Cost of sales & other direct production costs and dd&a (000)	$78,517	$67,698	$51,057	—	$21,500	$5,960	—	$53,821	—	$13,877	—
Increase/(decrease) over 2019	$21,182	$(21,619)	$10,582	—	$17,482	$(6,882)	—	$815	—	$(22,434)	—
Cash costs, after by-prod credits, per silver or gold ounce [5,6]	$4.43	$1,398	$4.12	—	—	$7.53	—	$1,398	—	—	—
Increase/(decrease) over 2019	$2.09	$488	$2.07	—	—	$3.83	—	$432	—	—	—
AISC, after by-prod credits, per silver or gold ounce [7]	$11.53	$1,855	$7.70	—	—	$8.87	—	$1,855	—	—	—
Increase/(decrease) over 2019	$2.64	$642	$1.65	—	—	$1.66	—	$506	—	—	—

Nine Months Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	10,190,621	159,948	8,164,062	38,215	1,201,674	772,158	6,064	83,913	15,284	31,756	37,443
Increase/(decrease) over 2019	997,375	(38,152)	1,015,027	(3,054)	785,218	(674,292)	(5,712)	(15,703)	(5,757)	(13,683)	(122,821)
Cost of sales and other direct production costs and dd&a (000)	$211,968	$192,076	$157,910	—	$35,787	$18,271	—	$147,728	—	$44,348	—
Increase/(decrease) over 2019	$24,244	$(70,440)	$17,673	—	$24,638	$(18,067)	—	$(9,511)	—	$(60,929)	—
Cash costs, after by-prod credits, per silver or gold ounce [5,6]	$5.08	$1,053	$4.99	—	—	$5.93	—	$1,181	—	$716	—
Increase/(decrease) over 2019	$2.38	$(36)	$3.32	—	—	$(1.84)	—	$126	—	$(449)	—
AISC, after by-prod credits, per silver or gold ounce [7]	$10.59	$1,299	$7.57	—	—	$6.76	—	$1,493	—	$787	—
Increase/(decrease) over 2019	$0.89	$(220)	$2.29	—	—	$(5.38)	—	$120	—	$(1,054)	—

Greens Creek Mine – Alaska

At the Greens Creek Mine, 2.6 million ounces of silver and 12,838 ounces of gold were produced, compared to 2.5 million ounces and 13,684 ounces, respectively, in the third quarter of 2019. Higher silver production was a result of slightly higher ore production and grades. The mill operated at an average of 2,340 tons per day (tpd) in the third quarter, a similar throughput as the third quarter of 2019.

The cost of sales for the third quarter was $51.1 million, and the cash cost, after by-product credits, per silver ounce, was $4.12, compared to $40.5 million and $2.05, respectively, for the third quarter of 2019.5,6 The AISC, after by-product credits, was $7.70 per silver ounce for the third quarter compared to $6.05 in the third quarter of 2019.7 The per ounce silver cash costs were higher primarily due to higher treatment costs resulting from unfavorable changes in smelter terms and COVID-19 mitigation costs. AISC was also higher due to these factors, partially offset by lower capital spending.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 636,389 ounces of silver were produced, compared to 115,682 ounces in the third quarter of 2019. The mine has continued normal operations during the pandemic, with the ramp-up ahead of schedule. Lucky Friday, starting in the fourth quarter, will achieve full production with estimated annual production in excess of 3 million ounces of silver in 2021.

Underground testing and modification of the Remote Vein Miner (RVM) continued in Sweden, but with limitations due to COVID-19. In parallel, the Company is testing alternative mining methods to increase productivity at the mine.

Casa Berardi Mine - Quebec

At the Casa Berardi Mine, 26,405 ounces of gold were produced, including 6,800 ounces from the East Mine Crown Pillar (EMCP) pit compared to 36,547 ounces in the third quarter of 2019. The decrease is primarily due to lower mill throughput resulting from longer than planned down time of major mill maintenance activities, along with lower ore grades due to a delay in the availability of higher-grade underground stopes as a result of ground condition challenges. We anticipate ore from these higher-grade stopes to be mined and processed in the fourth quarter. The mill operated at an average of 3,138 tpd in the third quarter, a decrease of 14% over the third quarter of 2019.

The cost of sales was $53.8 million and the cash cost, after by-product credits, per gold ounce was $1,398, compared to $53.0 million and $966, respectively, in the prior year period.5,6 The increase in cash cost, after by-product credits, per gold ounce is primarily due to the lower gold production from the longer than scheduled major mill repairs and two high-grade long hole stopes being delayed in the third quarter. These same factors, partially offset by lower capital and exploration spending, resulted in AISC, after by-product credits, of $1,855 per gold ounce compared to $1,348 in the third quarter of 2019.7

San Sebastian Mine - Mexico

At the San Sebastian Mine, 266,691 ounces of silver and 1,931 ounces of gold were produced, compared to 541,636 ounces and 4,699 ounces, respectively, in the third quarter of 2019. The lower silver and gold production was expected and the result of lower ore grades. The mill operated at an average of 512 tpd, an increase of 4% over the third quarter of 2019.

The cost of sales was $6.0 million and the cash cost, after by-product credits, was $7.53 per silver ounce, compared to $12.8 million and $3.70, respectively, in the third quarter of 2019.5,6 The AISC, after by-product credits, was $8.87 per silver ounce for the third quarter compared to $7.21 in the third quarter of 2019.7 The increase in per ounce costs was primarily due to lower silver production.

Mining was completed in the third quarter and milling is expected to be completed in the fourth quarter of 2020. The Company continues to explore this highly prospective land package and will evaluate further mining based on exploration success.

Nevada Operations

At the Nevada operations, ore mined during the quarter has been stockpiled for the third-party processing expected in the fourth quarter. Gold production will not be realized until 2021. Mining of non-refractory ore is substantially complete. Mining of refractory ore is expected to continue through the remainder of 2020. Production from the processing of the refractory ore is expected to be about 5 thousand ounces of gold.

EXPLORATION

Exploration (including corporate development) expenses were $3.4 million, a decrease of $1.4 million compared to the third quarter of 2019, primarily due to decreased activity at all sites mainly related to COVID-19 precautions. Turnaround time for assay results has also been longer than normal during the year due to assay laboratory delays related to COVID-19 and increased overall sample loads.

Greens Creek – Alaska

At Greens Creek, one drill rig program was focused on the 200S Zone, approximately 750 feet south of existing mining. A second drill rig was mobilized to site in October to bring drilling at Greens Creek back to pre-pandemic levels. Strong definition drilling assay results confirmed and upgraded 200S Zone resources, including 20.2 oz/ton silver, 0.02 oz/ton gold, 6.3% zinc and 2.9% lead over 28.5 feet and 30.3 oz/ton silver, 0.03 oz/ton gold, 18.2% zinc and 9.7% lead over 8.0 feet on the upper bench structure. Drilling targeting the lower contact returned 31.6 oz/ton silver, 0.22 oz/ton gold, 1.2% zinc and 0.6% lead over 32.9 feet.

In the fourth quarter of 2020 definition drilling is planned in the Upper Plate, 9a, East Ore, West, and Northwest West ore zones with lesser amounts of pre-production drilling in the 9a and 5250 ore zones. The two drilling rigs are currently active on the East Zone and the Upper Plate Zone.

More complete drill assay highlights from Greens Creek can be found in Table A at the end of the release.

Casa Berardi – Quebec

At Casa Berardi, drilling in the East Mine focused on defining continuity and expanding mineralization in the 160 Zone Pit area and in the 148 Zone. Definition drilling in the 160 Zone targeted mineralization below the current 160 Pit shell to further define the continuity of the 160 lenses at depth. Intersections from this drilling included 0.07 oz/ton gold over 108.2 feet, 0.10 oz/ton gold over 59.7 feet, and 0.06 oz/ton gold over 138.4 feet including 0.11 oz/ton gold over 8.9 feet and expands mineralization in the 160-03 and 160-04 lenses at depth plunging to the east. Exploration drilling in the East Mine occurred in the 148 Zone from underground targeting the down-plunge trend of the known high-grade mineralization. Intersections include 0.67 oz/ton gold over 9.8 feet located 98 feet below the currently defined 148-01 lens limit at the contact of the Casa Berardi Fault. Exploration drilling in the 159 Zone located just south of the 160 Zone Pit area intersected a narrow high-grade vein containing 0.41 oz/ton gold over 5.6 feet including 0.84 oz/ton gold over 2.6 feet. This vein is open for expansion to the east and at depth.

In the West Mine area, definition and exploration drilling focused on defining and expanding mineralization in the Upper 123 Zone from the 350 level, the Lower 123 Zone from the 1070 level, and the 128 Zone from the 490 level. Recent high-grade intersections from the Upper 123 Zone indicate the 123-01 lens is open for expansion up dip and include 0.91 oz/ton gold over 9.2 feet, 0.63 oz/t gold over 9.6 feet, and 0.51 oz/ton gold over 9.8 feet. Drilling in the 128 Zone identifies that two additional lenses, one to the north and one to the south of the 128-01 lens. Intersections include 0.91 oz/ton gold over 1.0 feet and 0.12 oz/ton gold over 17.7 feet including 0.23 oz/ton gold over 3.3 feet and 0.31 oz/ton gold over 3.9 feet. These initial results indicate mineralization is open at depth for expansion.

In the fourth quarter of 2020, underground drilling will focus on refining and expanding resources in the 123, 124, and 128 zones in the West Mine and the 148, 159, and 160 zones in the East Mine.

More complete drill assay highlights from Casa Berardi can be found in Table A at the end of the release.

San Sebastian - Mexico

At San Sebastian two core rigs operated throughout the quarter, one at the newly discovered El Bronco Vein and one at the newly discovered El Tigre Vein. The El Bronco Vein was discovered late in the second quarter and the El Tigre Vein was discovered early in the third quarter of this year as a result of short vertical reverse circulation (SVRC) drilling in areas with thick soil cover. These two new blind vein discoveries represent strong new structures to explore for zones of high-grade mineralization and continue to demonstrate the excellent prospectivity of the San Sebastian District and the effectiveness of SVRC drilling to discover new veins under cover.

Early drilling at the El Bronco Vein produced positive results with a recent drillhole returning: 0.29 oz/ton gold, 20.7 oz/ton silver over 4.2 feet (true width). Follow-up offset drilling of this intercept is currently in progress. The El Tigre Vein is a strong vein structure with an average true width in the first seven holes of 12.8 feet. Step-out drilling at both the El Bronco and El Tigre veins on approximately 300-foot centers is in progress and scheduled to continue into the fourth quarter of 2020 and into 2021.

More complete drill assay highlights from San Sebastian can be found in Table A at the end of the release.

Midas - Nevada

At Midas, four core rigs operated in September and will continue drilling into late November testing high-priority targets. Detailed mapping and sampling, geology modeling, alteration mineral speciation, and CSAMT geophysics during the first two quarters of 2020 defined numerous high-priority drilling targets at Midas including the Green Racer Sinter, Elko Prince, North Block, Southern Cross, SV1, Jackknife Ridge, and G3 target areas. Targets were prioritized based on anomalous gold, silver, and pathfinder elements, strong alteration associated with a boiling hydrothermal system at depth, and structural preparation. Because they were outside the Plan of Operations, many of these targets have never been drill tested or limited previous drilling did not adequately test the target. Initial drill testing of these targets began late in the third quarter beginning with the Green Racer Sinter, North Block, Southern Cross, and SV1 targets. Assay results are pending for drilling completed to date.

2020 ESTIMATES 8

2020 Production Outlook
	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Current	Prior	Current	Prior	Current	Prior	Current	Prior
Greens Creek*	10.2-10.5	10-10.3	47-48	47-48	23.5-24.0	21.5-22.1	263.5-268	240-246
Lucky Friday*	1.8-2.0	1.6-1.8	N/A	N/A	4.0	3.2-3.6	43-45.5	35-40
San Sebastian	0.8-0.9	0.8-0.9	6-7	6	1.5	14-1.7	15-17	16-19
Casa Berardi	N/A	N/A	115-120	114-124	10.5-11.0	12.1-12.6	115-121	135-140
Nevada Operations	N/A	N/A	32	32	2.9	2.9	32	32
Total	12.8-13.4	12.4-13.0	200-207	199-210	42.8-43.4	40.4-42.6	468.5-482.5	458-477
* Equivalent ounces include lead and zinc production.
2020 Cost Outlook
	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[5,6,9]		AISC, after by-product credits, per silver/gold ounce[7,9]
	Current	Prior	Current	Prior	Current	Prior
Greens Creek	$215	$205	$5.25-$5.50	$6.00-$6.75	$8.75-$9.00	$9.50-$10.00
Lucky Friday**	$56	$14	$8.25-$9.00	$9.50-$10.25	$12.75-$13.75	$14.00-$15.00
San Sebastian	$25	$25	$6.00-$6.75	$6.25-$8.50	$8.75-$9.50	$8.00-$10.75
Total Silver	$296	$244	$5.50-$6.25	$6.50-$7.00	$11.75-$12.25	$12.25-$13.25
Casa Berardi	$200	$185	$1,075-$1,125	$900-$975	$1,425-$1,500	$1,225-$1,275
Nevada Operations	$46	$39	$725-$750	$825-$1,000	$800-$825	$850-$1,050
Total Gold	$246	$224	$1,025-$1,100	$900-$975	$1,300-$1,350	$1,150-$1,250

** Prior cost of sales guidance was only during the period of full production, while current cost of sales guidance is during the entire year. Lucky Friday cash costs and AISC, after by-product credits, per silver ounce are calculated using only Fourth Quarter 2020 production and cost estimates.

2020 Capital and Exploration Outlook
(in millions)	Current	Prior
2020E Capital expenditures	$100	$90
2020E Exploration expenditures (includes Corporate Development)	$16	$11
2020E Pre-development expenditures	$2.5	$2.2

DIVIDENDS

Common

The Board of Directors declared a quarterly cash dividend of $0.00875 per share of common stock, consisting of $0.005 per share for the silver price-linked component and $0.00375 for the base annual dividend component. The common dividend is payable on or about December 1, 2020, to stockholders of record on November 18, 2020. The realized silver price was $25.32 in the third quarter and, therefore, satisfied the recently amended criteria for a larger silver linked dividend under the Company's dividend policy.

Preferred

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on or about January 4, 2021 to shareholders of record on December 15, 2020.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Monday, November 9, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call is due to commence. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Participant Code is 6996406 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted EBITDA and adjusted net income are non-GAAP measurements, reconciliations of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA and adjusted net income are measures used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by (used in) operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Liquidity of $348.7 million calculated as $250.0 million in available credit facility plus $98.7 million in cash equivalents at September 30, 2020.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Free cash flow is a non-GAAP measure, a calculation of which can be found at the end of the release. Free cash flow is calculated as cash provided by (used in) operating activities, less additions to properties, plants, equipment and mineral interests ("Capital Expenditures"). It is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to cash provided by (used in) operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance.

(5) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters and first nine-month periods of 2020 and 2019, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

(7) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters and first nine-month periods of 2020 and 2019, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(8) Expectations for 2020 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations converted using $1,525 gold, $17 silver, $0.85 lead, and $1.00 zinc; these haven’t changed from the first quarter.

Prices for by-product credits were calculated using actual realized prices through the third quarter, and $1,650 gold, $18.00 silver, $0.85 lead, and $0.95 zinc, resulting in full year prices of $1,721 gold, $19.26 silver, $0.82 lead, and $0.95 zinc.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of future production, sales, costs, and capital expenditures; (ii) expectations regarding the development, growth potential, financial performance of the Company’s projects, including that Lucky Friday will be at full production in the fourth quarter and that estimated annual production for 2021 will be in excess of 3 million ounces in 2021; (iii) the effectiveness of the Company's protocols to mitigate the risks presented by COVID-19; and (iv) expected improvement at Casa Berardi, including related mining and processing ore from higher-grade stopes in the fourth quarter. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances, (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto, and (xvii) the Company's plans for refinancing its high yield notes proceeding as expected.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Nevada operations, including at Fire Creek, are not successful; (xi) our estimates for the fourth quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; and (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver. For a more detailed discussion of such risks and other factors, see the Company’s 2019 Form 10-K, filed on February 13, 2020, and Form 10-Q filed on May 7, 2020 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Persons under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sales of products	$199,703	$161,532	$502,983	$448,321
Cost of sales and other direct production costs	105,977	95,878	284,717	311,202
Depreciation, depletion and amortization	40,238	50,774	119,327	139,038
	146,215	146,652	404,044	450,240
Gross profit (loss)	53,488	14,880	98,939	(1,919)

Other operating expenses:
General and administrative	11,713	7,978	27,631	26,855
Exploration	3,407	4,808	7,899	13,556
Pre-development	759	881	1,857	2,535
Research and development	—	53	—	614
Other operating expense	3,497	437	5,851	1,681
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(14)	24	559	4,666
Provision or closed operations and reclamation	1,254	1,907	2,807	3,529
Ramp-up and suspension costs	1,541	3,722	24,109	8,766
Foundation grant	—	—	1,970	—
Acquisition costs	2	183	13	593
	22,159	19,993	72,696	62,795
Income (loss) from operations	31,329	(5,113)	26,243	(64,714)
Other income (expense):
Loss on derivative contracts	(6,666)	(4,718)	(12,775)	(2,719)
Gain on disposition of investments	—	927	—	927
Unrealized gain (loss) on investments	3,979	(126)	9,410	(1,159)
Foreign exchange (loss) gain	(2,196)	773	1,235	(6,741)
Other expense	(406)	(1,096)	(1,582)	(3,407)
Interest expense	(10,779)	(11,777)	(38,919)	(33,777)
	(16,068)	(16,017)	(42,631)	(46,876)
Income (loss) before income taxes	15,261	(21,130)	(16,388)	(111,590)
Income tax (provision) benefit	(1,633)	1,614	(1,197)	20,009
Net income (loss)	13,628	(19,516)	(17,585)	(91,581)
Preferred stock dividends	(138)	(138)	(414)	(414)
Income (loss) applicable to common shareholders	$13,490	$(19,654)	$(17,999)	$(91,995)
Basic income (loss) per common share after preferred dividends	$0.03	$(0.04)	$(0.03)	$(0.19)
Diluted income (loss) per common share after preferred dividends	$0.03	$(0.04)	$(0.03)	$(0.19)
Weighted average number of common shares outstanding - basic	529,838	489,971	526,098	486,298
Weighted average number of common shares outstanding - diluted	535,788	489,971	526,098	486,298

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$98,669	$62,452
Accounts receivable:
Trade	28,464	11,952
Taxes	6,343	20,048
Other, net	6,642	6,421
Inventories	87,630	66,213
Prepaid taxes	107	107
Other current assets	7,301	11,931
Total current assets	235,156	179,124
Non-current investments	17,362	6,207
Non-current restricted cash and investments	1,053	1,025
Properties, plants, equipment and mineral interests, net	2,342,038	2,423,698
Operating lease right-of-use assets	11,928	16,381
Non-current deferred income taxes	3,408	3,537
Other non-current assets and deferred charges	4,205	7,336
Total assets	$2,615,150	$2,637,308

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$55,315	$57,716
Accrued payroll and related benefits	29,201	26,916
Accrued taxes	7,890	4,776
Current portion of finance leases	6,187	5,429
Current portion of operating leases	3,590	5,580
Current portion of accrued reclamation and closure costs	5,892	4,581
Accrued interest	4,935	5,804
Current derivatives liabilities	12,232	6,170
Other current liabilities	149	2
Total current liabilities	125,391	116,974
Finance leases	7,883	7,214
Operating leases	8,355	10,818
Accrued reclamation and closure costs	100,072	103,793
Long-term debt - notes	495,839	504,729
Non-current deferred tax liability	129,506	138,282
Non-current pension liability	48,303	56,219
Other non-current liabilities	6,153	6,856
Total liabilities	921,502	944,885

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	134,421	132,292
Capital surplus	1,998,322	1,973,700
Accumulated deficit	(375,527)	(353,331)
Accumulated other comprehensive loss	(40,111)	(37,310)
Treasury stock	(23,496)	(22,967)
Total shareholders’ equity	1,693,648	1,692,423
Total liabilities and shareholders’ equity	$2,615,150	$2,637,308
Common shares outstanding	530,834	522,896

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
OPERATING ACTIVITIES
Net income (loss)	$13,628	$(19,516)	$(17,585)	$(91,581)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	42,726	52,219	126,911	143,040
Gain on disposition of investments	—	(927)	—	(927)
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(14)	24	559	4,666
Unrealized (gain) loss on investments	(3,979)	126	(9,410)	1,159
Adjustment of inventory to market value	—	—	—	1,399
Provision for reclamation and closure costs	1,545	2,089	4,638	5,298
Stock compensation	2,801	1,206	5,229	4,758
Deferred income taxes	(1,225)	(4,031)	(6,390)	(26,616)
Amortization of loan origination fees	442	667	3,066	1,919
Loss on derivative contracts	595	11,925	4,483	5,824
Foreign exchange loss (gain)	2,857	(5,957)	(2,810)	6,263
Foundation grant	—	—	1,970	—
Change in assets and liabilities:
Accounts receivable	366	2,557	(3,741)	(10,215)
Inventories	(8,510)	(6,354)	(13,090)	(6,501)
Other current and non-current assets	7,672	(1,871)	6,748	14,913
Accounts payable and accrued liabilities	6,354	17,701	(1,762)	5,616
Accrued payroll and related benefits	5,899	2,846	11,317	4,506
Accrued taxes	(636)	719	3,276	(5,733)
Accrued reclamation and closure costs and other non-current liabilities	2,918	1,473	2,483	5,821
Cash provided by operating activities	73,439	54,896	115,892	63,609

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(23,693)	(26,093)	(54,382)	(97,338)
Proceeds from sale of investments	—	1,760	—	1,760
Proceeds from disposition of properties, plants and equipment	105	61	305	86
Purchases of investments	(1,024)	(282)	(1,661)	(389)
Net cash used in investing activities	(24,612)	(24,554)	(55,738)	(95,881)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	(595)	(2,745)	(2,239)
Dividends paid to common shareholders	(1,329)	(1,225)	(3,951)	(3,655)
Dividends paid to preferred shareholders	(138)	(138)	(414)	(414)
Credit facility and debt issuance fees	(736)	(541)	(1,287)	(587)
Repayments of debt	(50,000)	(77,000)	(716,500)	(195,000)
Borrowings on debt	27,607	75,000	707,107	245,000
Payments on finance leases	(1,406)	(2,107)	(4,246)	(5,484)
Net cash (used in) provided by financing activities	(26,002)	(6,606)	(22,036)	37,621
Effect of exchange rates on cash	(79)	(175)	(1,873)	257
Net increase in cash, cash equivalents and restricted cash and cash equivalents	22,746	23,561	36,245	5,606
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	76,976	10,459	63,477	28,414
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$99,722	$34,020	$99,722	$34,020

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
GREENS CREEK UNIT
Tons of ore milled	215,237	213,557	629,316	629,752
Mining cost per ton	$72.37	$81.16	$78.97	$80.15
Milling cost per ton	$33.22	$36.67	$36.77	$35.89
Ore grade milled - Silver (oz./ton)	15.04	15.01	15.79	14.28
Ore grade milled - Gold (oz./ton)	0.084	0.095	0.084	0.095
Ore grade milled - Lead (%)	3.26%	3.00%	3.22%	2.86%
Ore grade milled - Zinc (%)	8.17%	7.70%	7.76%	7.28%
Silver produced (oz.)	2,634,436	2,544,018	8,164,062	7,149,035
Gold produced (oz.)	12,838	13,684	38,215	41,269
Lead produced (tons)	5,909	5,258	16,996	14,668
Zinc produced (tons)	16,187	15,073	44,858	41,330
Cash cost, after by-product credits, per silver ounce (1)	$4.12	$2.05	$4.99	$1.67
AISC, after by-product credits, per silver ounce (1)	$7.70	$6.05	$7.57	$5.28
Capital additions (in thousands)	$8,265	$8,966	$18,276	$22,943
LUCKY FRIDAY UNIT
Tons of ore milled	55,050	13,254	109,951	40,754
Ore grade milled - Silver (oz./ton)	12.10	9.33	11.43	10.95
Ore grade milled - Lead (%)	7.35%	7.01%	7.33%	7.40%
Ore grade milled - Zinc (%)	3.76%	3.13%	3.89%	3.91%
Silver produced (oz.)	636,389	115,682	1,201,674	416,456
Lead produced (tons)	3,841	849	7,624	2,738
Zinc produced (tons)	1,810	340	3,841	1,342
Capital additions (in thousands)	$5,547	$2,739	$14,603	$5,946
SAN SEBASTIAN
Tons of ore milled	47,093	45,232	104,216	135,576
Mining cost per ton	$31.41	$102.94	$51.3	$112.17
Milling cost per ton	$58.55	$62.85	$58.77	$62.16
Ore grade milled - Silver (oz./ton)	6.27	13.36	8.11	11.78
Ore grade milled - Gold (oz./ton)	0.052	0.122	0.070	0.103
Silver produced (oz.)	266,691	541,636	772,158	1,446,450
Gold produced (oz.)	1,931	4,699	6,064	11,776
Cash cost, after by-product credits, per silver ounce (1)	$7.53	$3.70	$5.93	$7.77
AISC, after by-product credits, per silver ounce (1)	$8.87	$7.21	$6.76	$12.14
Capital additions (in thousands)	$233	$1,513	$537	$5,493
CASA BERARDI UNIT
Tons of ore milled - underground	157,734	193,130	472,936	582,631
Tons of ore milled - surface pit	130,948	144,221	427,784	432,067
Tons of ore milled - total	288,682	337,351	900,720	1,014,698
Surface tons mined - ore and waste	1,410,505	2,196,292	4,065,596	6,218,817
Mining cost per ton of ore - underground	$136.53	$98.29	$119.55	$99.53
Mining cost per ton of ore - combined	$92.74	$80.67	$80.15	$80.97
Mining cost per ton of ore and waste - surface tons mined	$3.66	$2.35	$3.78	$3.21
Milling cost per ton	$28.35	$18.39	$23.74	$17.50
Ore grade milled - Gold (oz./ton) - underground	0.124	0.186	0.132	0.170
Ore grade milled - Gold (oz./ton) - surface pit	0.052	0.050	0.051	0.052
Ore grade milled - Gold (oz./ton) - combined	0.114	0.128	0.114	0.120
Ore grade milled - Silver (oz./ton)	0.02	0.02	0.02	0.03
Gold produced (oz.) - underground	19,605	30,467	62,260	80,315
Gold produced (oz.) - surface pit	6,800	6,080	21,652	19,301
Gold produced (oz.) - total	26,405	36,547	83,913	99,616
Cash cost, after by-product credits, per gold ounce (1)	$1,398	$966	$1,181	$1,055
AISC, after by-product credits, per gold ounce (1)	$1,855	$1,348	$1,493	$1,373
Capital additions (in thousands)	$11,629	$13,239	$24,413	$28,360
Nevada Operations
Tons of ore milled	—	63,954	27,984	163,736
Mining cost per ton	$—	$149.16	$402.94	$158.25
Milling cost per ton	$—	$67.66	$176.63	$81.73
Ore grade milled - Gold (oz./ton)	—	0.389	1.232	0.320
Silver produced (oz.)	—	43,377	37,443	160,264
Gold produced (oz.)	—	22,381	31,756	45,439
Cash cost, after by-product credits, per silver ounce (1)	$—	$817	$716	$1,165
AISC, after by-product credits, per silver ounce (1)	$—	$992	$787	$1,841
Capital additions (in thousands)	$380	$2,502	$1,849	$41,576

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and nine-month periods ended September 30, 2020 and 2019.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, to compare our performance with that of other primary silver mining companies and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units are not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$51,057	$21,500	$5,960		$78,517
Depreciation, depletion and amortization	(11,735)	(2,956)	(781)		(15,472)
Treatment costs	22,675	4,038	81		26,794
Change in product inventory	2,899	11	826		3,736
Reclamation and other costs (1)	(891)	—	(392)		(1,283)
Exclusion of Lucky Friday costs	—	(22,593)	—		(22,593)
Cash Cost, Before By-product Credits (2)	64,005	—	5,694		69,699
Reclamation and other costs	788	—	114		902
Exploration	370	—	—	429	799
Sustaining capital	8,265	—	244	38	8,547
General and administrative (1)				10,345	10,345
AISC, Before By-product Credits (2)	73,428	—	6,052		90,292
By-product credits:
Zinc	(23,772)	—			(23,772)
Gold	(21,226)	—	(3,686)		(24,912)
Lead	(8,149)	—			(8,149)
Total By-product credits	(53,147)	—	(3,686)		(56,833)
Cash Cost, After By-product Credits	$10,858	$—	$2,008		$12,866
AISC, After By-product Credits	$20,281	$—	$2,366		$33,459
Divided by silver ounces produced	2,634	—	267		2,901
Cash Cost, Before By-product Credits, per Silver Ounce	$24.30	$—	$21.34		$24.02
By-product credits per ounce	(20.18)	—	(13.81)		(19.59)
Cash Cost, After By-product Credits, per Silver Ounce	$4.12	$—	$7.53		$4.43
AISC, Before By-product Credits, per Silver Ounce	$27.88	$—	$22.68		$31.12
By-product credits per ounce	(20.18)	—	(13.81)		(19.59)
AISC, After By-product Credits, per Silver Ounce	$7.70	$—	$8.87		$11.53

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Casa Berardi(6)	Nevada Operations(7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$53,821	$13,877	$67,698
Depreciation, depletion and amortization	(17,471)	(7,295)	(24,766)
Treatment costs	562	—	562
Change in product inventory	543	6,920	7,463
Reclamation and other costs (1)	(449)	(324)	(773)
Exclusion of Nevada Operations costs	—	(13,178)	(13,178)
Cash Cost, Before By-product Credits (2)	37,006	—	37,006
Reclamation and other costs	97	—	97
Exploration	335	—	335
Sustaining capital	11,629	—	11,629
General and administrative (1)	—	—	—
AISC, Before By-product Credits (2)	49,067	—	49,067
By-product credits:
Silver	(93)	—	(93)
Total By-product credits	(93)	—	(93)
Cash Cost, After By-product Credits	$36,913	$—	$36,913
AISC, After By-product Credits	$48,974	$—	$48,974
Divided by gold ounces produced	26	—	26
Cash Cost, Before By-product Credits, per Gold Ounce	$1,402	$—	$1,402
By-product credits per ounce	(4)	—	(4)
Cash Cost, After By-product Credits, per Gold Ounce	$1,398	$—	$1,398
AISC, Before By-product Credits, per Gold Ounce	$1,859	$—	$1,859
By-product credits per ounce	(4)	—	(4)
AISC, After By-product Credits, per Gold Ounce	$1,855	$—	$1,855

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$78,517	$67,698	$146,215
Depreciation, depletion and amortization	(15,472)	(24,766)	(40,238)
Treatment costs	26,794	562	27,356
Change in product inventory	3,736	7,463	11,199
Reclamation and other costs (1)	(1,283)	(773)	(2,056)
Exclusion of costs	(22,593)	(13,178)	(35,771)
Cash Cost, Before By-product Credits (2)	69,699	37,006	106,705
Reclamation and other costs	902	97	999
Exploration	799	335	1,134
Sustaining capital	8,547	11,629	20,176
General and administrative (1)	10,345	—	10,345
AISC, Before By-product Credits (2)	90,292	49,067	139,359
By-product credits:
Zinc	(23,772)	—	(23,772)
Gold	(24,912)	—	(24,912)
Lead	(8,149)	—	(8,149)
Silver		(93)	(93)
Total By-product credits	(56,833)	(93)	(56,926)
Cash Cost, After By-product Credits	$12,866	$36,913	$49,779
AISC, After By-product Credits	$33,459	$48,974	$82,433
Divided by ounces produced	2,901	26
Cash Cost, Before By-product Credits, per Ounce	$24.02	$1,402
By-product credits per ounce	(19.59)	(4)
Cash Cost, After By-product Credits, per Ounce	$4.43	$1,398
AISC, Before By-product Credits, per Ounce	$31.12	$1,859
By-product credits per ounce	(19.59)	(4)
AISC, After By-product Credits, per Ounce	$11.53	$1,855

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Greens Creek	Lucky Friday(3)	San Sebastian	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$40,475	$4,018	$12,842		$57,335
Depreciation, depletion and amortization	(9,008)	(300)	(3,326)		(12,634)
Treatment costs	13,003	500	63		13,566
Change in product inventory	8,456	(134)	(335)		7,987
Reclamation and other costs	(92)	—	(294)		(386)
Exclusion of Lucky Friday costs	—	(4,084)			(4,084)
Cash Cost, Before By-product Credits (2)	52,834	—	8,950		61,784
Reclamation and other costs	737	—	123		860
Exploration	465	—	1,252	167	1,884
Sustaining capital	8,966	—	528	—	9,494
General and administrative				7,978	7,978
AISC, Before By-product Credits (2)	63,002	—	10,853		82,000
By-product credits:
Zinc	(22,452)	—			(22,452)
Gold	(17,517)	—	(6,946)		(24,463)
Lead	(7,649)	—			(7,649)
Total By-product credits	(47,618)	—	(6,946)		(54,564)
Cash Cost, After By-product Credits	$5,216	$—	$2,004		$7,220
AISC, After By-product Credits	$15,384	$—	$3,907		$27,436
Divided by ounces produced	2,544		541		3,085
Cash Cost, Before By-product Credits, per Ounce	$20.77		$16.54		$20.03
By-product credits per ounce	(18.72)		(12.84)		(17.69)
Cash Cost, After By-product Credits, per Ounce	$2.05	$—	$3.70		$2.34
AISC, Before By-product Credits, per Ounce	$24.77		$20.05		$26.58
By-product credits per ounce	(18.72)		(12.84)		(17.69)
AISC, After By-product Credits, per Ounce	$6.05	$—	$7.21		$8.89

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$53,006	$36,311	$89,317
Depreciation, depletion and amortization	(19,090)	(19,050)	(38,140)
Treatment costs	561	45	606
Change in product inventory	1,070	2,118	3,188
Reclamation and other costs	(129)	(377)	(506)
Cash Cost, Before By-product Credits (2)	35,418	19,047	54,465
Reclamation and other costs	130	378	508
Exploration	603	1,232	1,835
Sustaining capital	13,237	2,305	15,542
AISC, Before By-product Credits (2)	49,388	22,962	72,350
By-product credits:
Silver	(111)	(755)	(866)
Total By-product credits	(111)	(755)	(866)
Cash Cost, After By-product Credits	$35,307	$18,292	$53,599
AISC, After By-product Credits	$49,277	$22,207	$71,484
Divided by ounces produced	37	22	59
Cash Cost, Before By-product Credits, per Ounce	$969	$851	$924
By-product credits per ounce	(3)	(34)	(15)
Cash Cost, After By-product Credits, per Ounce	$966	$817	$909
AISC, Before By-product Credits, per Ounce	$1,351	$1,026	$1,228
By-product credits per ounce	(3)	(34)	(15)
AISC, After By-product Credits, per Ounce	$1,348	$992	$1,213

In thousands (except per ounce amounts)	Three Months Ended September 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,335	$89,317	$146,652
Depreciation, depletion and amortization	(12,634)	(38,140)	(50,774)
Treatment costs	13,566	606	14,172
Change in product inventory	7,987	3,188	11,175
Reclamation and other costs	(386)	(506)	(892)
Exclusion of Lucky Friday costs	(4,084)		(4,084)
Cash Cost, Before By-product Credits (2)	61,784	54,465	116,249
Reclamation and other costs	860	508	1,368
Exploration	1,884	1,835	3,719
Sustaining capital	9,494	15,542	25,036
General and administrative	7,978	—	7,978
AISC, Before By-product Credits (2)	82,000	72,350	154,350
By-product credits:
Zinc	(22,452)	—	(22,452)
Gold	(24,463)	—	(24,463)
Lead	(7,649)	—	(7,649)
Silver		(866)	(866)
Total By-product credits	(54,564)	(866)	(55,430)
Cash Cost, After By-product Credits	$7,220	$53,599	$60,819
AISC, After By-product Credits	$27,436	$71,484	$98,920
Divided by ounces produced	3,085	59
Cash Cost, Before By-product Credits, per Ounce	$20.03	$924
By-product credits per ounce	(17.69)	(15)
Cash Cost, After By-product Credits, per Ounce	$2.34	$909
AISC, Before By-product Credits, per Ounce	$26.58	$1,228
By-product credits per ounce	(17.69)	(15)
AISC, After By-product Credits, per Ounce	$8.89	$1,213

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$157,910	$35,787	$18,271		$211,968
Depreciation, depletion and amortization	(37,152)	(5,152)	(3,149)		(45,453)
Treatment costs	58,517	7,502	232		66,251
Change in product inventory	1,749	807	681		3,237
Reclamation and other costs (1)	(478)	—	(1,050)		(1,528)
Exclusion of Lucky Friday costs	—	(38,944)	—		(38,944)
Cash Cost, Before By-product Credits (2)	180,546	—	14,985		195,531
Reclamation and other costs	2,365	—	342		2,707
Exploration	374	—	—	1,362	1,736
Sustaining capital	18,276	—	299	38	18,613
General and administrative (1)				26,263	26,263
AISC, Before By-product Credits (2)	201,561	—	15,626		244,850
By-product credits:
Zinc	(59,711)	—			(59,711)
Gold	(57,850)		(10,402)		(68,252)
Lead	(22,208)	—			(22,208)
Total By-product credits	(139,769)	—	(10,402)		(150,171)
Cash Cost, After By-product Credits	$40,777	$—	$4,583		$45,360
AISC, After By-product Credits	$61,792	$—	$5,224		$94,679
Divided by silver ounces produced	8,164	—	772		8,936
Cash Cost, Before By-product Credits, per Silver Ounce	$22.11	$—	$19.40		$21.89
By-product credits per ounce	(17.12)	—	(13.47)		(16.81)
Cash Cost, After By-product Credits, per Silver Ounce	$4.99	$—	$5.93		$5.08
AISC, Before By-product Credits, per Silver Ounce	$24.69	$—	$20.23		$27.40
By-product credits per ounce	(17.12)	—	(13.47)		(16.81)
AISC, After By-product Credits, per Silver Ounce	$7.57	$—	$6.76		$10.59

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Casa Berardi(6)	Nevada Operations (7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$147,728	$44,348	$192,076
Depreciation, depletion and amortization	(51,149)	(22,725)	(73,874)
Treatment costs	1,693	45	1,738
Change in product inventory	1,751	15,869	17,620
Reclamation and other costs (1)	(637)	(978)	(1,615)
Exclusion of Nevada Operations costs	—	(13,178)	(13,178)
Cash Cost, Before By-product Credits (2)	99,386	23,381	122,767
Reclamation and other costs	287	654	941
Exploration	1,493	—	1,493
Sustaining capital	24,413	1,600	26,013
AISC, Before By-product Credits (2)	125,579	25,635	151,214
By-product credits:
Silver	(285)	(635)	(920)
Total By-product credits	(285)	(635)	(920)
Cash Cost, After By-product Credits	$99,101	$22,746	$121,847
AISC, After By-product Credits	$125,294	$25,000	$150,294
Divided by gold ounces produced	84	32	116
Cash Cost, Before By-product Credits, per Gold Ounce	$1,184	$736	$1,061
By-product credits per ounce	(3)	(20)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$1,181	$716	$1,053
AISC, Before By-product Credits, per Gold Ounce	$1,496	$807	$1,307
By-product credits per ounce	(3)	(20)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,493	$787	$1,299

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$211,968	$192,076	$404,044
Depreciation, depletion and amortization	(45,453)	(73,874)	(119,327)
Treatment costs	66,251	1,738	67,989
Change in product inventory	3,237	17,620	20,857
Reclamation and other costs (1)	(1,528)	(1,615)	(3,143)
Exclusion of costs	(38,944)	(13,178)	(52,122)
Cash Cost, Before By-product Credits (2)	195,531	122,767	318,298
Reclamation and other costs	2,707	941	3,648
Exploration	1,736	1,493	3,229
Sustaining capital	18,613	26,013	44,626
General and administrative (1)	26,263	—	26,263
AISC, Before By-product Credits (2)	244,850	151,214	396,064
By-product credits:
Zinc	(59,711)	—	(59,711)
Gold	(68,252)	—	(68,252)
Lead	(22,208)	—	(22,208)
Silver		(920)	(920)
Total By-product credits	(150,171)	(920)	(151,091)
Cash Cost, After By-product Credits	$45,360	$121,847	$167,207
AISC, After By-product Credits	$94,679	$150,294	$244,973
Divided by ounces produced	8,936	116
Cash Cost, Before By-product Credits, per Ounce	$21.89	$1,061
By-product credits per ounce	(16.81)	(8)
Cash Cost, After By-product Credits, per Ounce	$5.08	$1,053
AISC, Before By-product Credits, per Ounce	$27.40	$1,307
By-product credits per ounce	(16.81)	(8)
AISC, After By-product Credits, per Ounce	$10.59	$1,299

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Greens Creek	Lucky Friday(3)	San Sebastian	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$140,237	$11,149	$36,338		$187,724
Depreciation, depletion and amortization	(32,228)	(891)	(6,934)		(40,053)
Treatment costs	34,319	1,834	432		36,585
Change in product inventory	9,168	708	(1,378)		8,498
Reclamation and other costs	(1,439)	—	(1,030)		(2,469)
Exclusion of Lucky Friday costs	—	(12,800)			(12,800)
Cash Cost, Before By-product Credits (2)	150,057	—	27,428		177,485
Reclamation and other costs	2,212	—	369		2,581
Exploration	625	—	4,452	1,105	6,182
Sustaining capital	22,943	—	1,496	73	24,512
General and administrative				26,855	26,855
AISC, Before By-product Credits (2)	175,837	—	33,745		237,615
By-product credits:
Zinc	(67,957)	—			(67,957)
Gold	(49,385)	—	(16,193)		(65,578)
Lead	(20,764)	—			(20,764)
Total By-product credits	(138,106)	—	(16,193)		(154,299)
Cash Cost, After By-product Credits	$11,951	$—	$11,235		$23,186
AISC, After By-product Credits	$37,731	$—	$17,552		$83,316
Divided by ounces produced	7,149	—	1,446		8,595
Cash Cost, Before By-product Credits, per Ounce	$20.99	$—	$18.97		$20.65
By-product credits per ounce	(19.32)	—	(11.20)		(17.95)
Cash Cost, After By-product Credits, per Ounce	$1.67	$—	$7.77		$2.70
AISC, Before By-product Credits, per Ounce	$24.60		$23.34		$27.65
By-product credits per ounce	(19.32)		(11.20)		(17.95)
AISC, After By-product Credits, per Ounce	$5.28	$—	$12.14		$9.70

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$157,239	$105,277	$262,516
Depreciation, depletion and amortization	(53,806)	(45,179)	(98,985)
Treatment costs	1,429	119	1,548
Change in product inventory	971	(3,097)	(2,126)
Reclamation and other costs	(385)	(1,641)	(2,026)
Cash Cost, Before By-product Credits (2)	105,448	55,479	160,927
Reclamation and other costs	386	1,134	1,520
Exploration	2,890	2,048	4,938
Sustaining capital	28,360	27,565	55,925
AISC, Before By-product Credits (2)	137,084	86,226	223,310
By-product credits:
Silver	(328)	(2,551)	(2,879)
Total By-product credits	(328)	(2,551)	(2,879)
Cash Cost, After By-product Credits	$105,120	$52,928	$158,048
AISC, After By-product Credits	$136,756	$83,675	$220,431
Divided by ounces produced	100	45	145
Cash Cost, Before By-product Credits, per Ounce	$1,058	$1,221	$1,109
By-product credits per ounce	(3)	(56)	(20)
Cash Cost, After By-product Credits, per Ounce	$1,055	$1,165	$1,089
AISC, Before By-product Credits, per Ounce	$1,376	$1,897	$1,540
By-product credits per ounce	(3)	(56)	(20)
AISC, After By-product Credits, per Ounce	$1,373	$1,841	$1,520

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$187,724	$262,516	$450,240
Depreciation, depletion and amortization	(40,053)	(98,985)	(139,038)
Treatment costs	36,585	1,548	38,133
Change in product inventory	8,498	(2,126)	6,372
Reclamation and other costs	(2,469)	(2,026)	(4,495)
Exclusion of Lucky Friday costs	(12,800)	—	(12,800)
Cash Cost, Before By-product Credits (2)	177,485	160,927	338,412
Reclamation and other costs	2,581	1,520	4,101
Exploration	6,182	4,938	11,120
Sustaining capital	24,512	55,925	80,437
General and administrative	26,855	—	26,855
AISC, Before By-product Credits (2)	237,615	223,310	460,925
By-product credits:
Zinc	(67,957)	—	(67,957)
Gold	(65,578)	—	(65,578)
Lead	(20,764)	—	(20,764)
Silver		(2,879)	(2,879)
Total By-product credits	(154,299)	(2,879)	(157,178)
Cash Cost, After By-product Credits	$23,186	$158,048	$181,234
AISC, After By-product Credits	$83,316	$220,431	$303,747
Divided by ounces produced	8,595	145
Cash Cost, Before By-product Credits, per Ounce	$20.65	$1,109
By-product credits per ounce	(17.95)	(20)
Cash Cost, After By-product Credits, per Ounce	$2.70	$1,089
AISC, Before By-product Credits, per Ounce	$27.65	$1,540
By-product credits per ounce	(17.95)	(20)
AISC, After By-product Credits, per Ounce	$9.70	$1,520

In thousands (except per ounce amounts)	Prior Estimate for Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$205,000	$36,000	$25,000		$266,000
Depreciation, depletion and amortization	(40,000)	(6,500)	(4,300)		(50,800)
Treatment costs	47,700	7,500	0		55,200
Change in product inventory	6,600	—	(5,600)		1,000
Reclamation and other costs (1)	2,500	200	500		3,200
Exclusion of Lucky Friday Costs		(22,500)			(22,500)
Cash Cost, Before By-product Credits (2)	221,800	14,700	15,600		252,100
Reclamation and other costs	3,500	200	500		4,200
Exploration	500	—	775		1,275
Sustaining capital	25,500	2,850	75		28,425
General and administrative (1)	—		—	29,000	29,000
AISC, Before By-product Credits (2)	251,300	17,750	16,950		315,000
By-product credits:
Zinc	(67,000)	(2,000)			(69,000)
Gold	(68,000)		(10,500)		(78,500)
Lead	(27,000)	(6,000)			(33,000)
Total By-product credits	(162,000)	(8,000)	(10,500)		(180,500)
Cash Cost, After By-product Credits	$59,800	$6,700	$5,100		$71,600
AISC, After By-product Credits	$89,300	$9,750	$6,450		$134,500
Divided by silver ounces produced	9,100	675	700		10,475
Cash Cost, Before By-product Credits, per Silver Ounce	$24.37	$21.78	$22.29		$24.07
By-product credits per silver ounce	(17.80)	(11.85)	(15.00)		(17.23)
Cash Cost, After By-product Credits, per Silver Ounce	$6.57	$9.93	$7.29		$6.84
AISC, Before By-product Credits, per Silver Ounce	$27.62	$26.30	$24.21		$30.07
By-product credits per silver ounce	(17.80)	(11.85)	(15.00)		(17.23)
AISC, After By-product Credits, per Silver Ounce	$9.81	$14.44	$9.21		$12.84

In thousands (except per ounce amounts)	Prior Estimate for Twelve Months Ended December 31, 2020
	Casa Berardi (6)	Nevada Operations (7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$185,000	$39,000	$224,000
Depreciation, depletion and amortization	(66,000)	(14,000)	(80,000)
Treatment costs	—	2,000	2,000
Change in product inventory	(5,000)	(3,550)	(8,550)
Reclamation and other costs (1)	1,000	1,250	2,250
Cash Cost, Before By-product Credits (2)	115,000	24,700	139,700
Reclamation and other costs	600	500	1,100
Exploration	2,600	85	2,685
Sustaining capital	34,500	1,000	35,500
AISC, Before By-product Credits (2)	152,700	26,285	178,985
By-product credits:		—
Silver	(1,400)	(650)	(2,050)
Total By-product credits	(1,400)	(650)	(2,050)
Cash Cost, After By-product Credits	$113,600	$24,050	$137,650
AISC, After By-product Credits	$151,300	$25,635	$176,935
Divided by gold ounces produced	122	27	149
Cash Cost, Before By-product Credits, per Gold Ounce	$943	$915	$938
By-product credits per gold ounce	(11)	(24)	(14)
Cash Cost, After By-product Credits, per Gold Ounce	$931	$891	$924
AISC, Before By-product Credits, per Gold Ounce	$1,252	$974	$1,201
By-product credits per gold ounce	(11)	(24)	(14)
AISC, After By-product Credits, per Gold Ounce	$1,240	$949	$1,187

In thousands (except per ounce amounts)	Prior Estimate for Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$266,000	$224,000	$490,000
Depreciation, depletion and amortization	(50,800)	(80,000)	(130,800)
Treatment costs	55,200	2,000	57,200
Change in product inventory	1,000	(8,550)	(7,550)
Reclamation and other costs (1)	3,200	2,250	5,450
Exclusion of Lucky Friday Costs	(22,500)		(22,500)
Cash Cost, Before By-product Credits (2)	252,100	139,700	391,800
Reclamation and other costs	4,200	1,100	5,300
Exploration	1,275	2,685	3,960
Sustaining capital	28,425	35,500	63,925
General and administrative (1)	29,000	—	29,000
AISC, Before By-product Credits (2)	315,000	178,985	493,985
By-product credits:
Zinc	(69,000)	—	(69,000)
Gold	(78,500)	—	(78,500)
Lead	(33,000)	—	(33,000)
Silver		(2,050)	(2,050)
Total By-product credits	(180,500)	(2,050)	(182,550)
Cash Cost, After By-product Credits	$71,600	$137,650	$209,250
AISC, After By-product Credits	$134,500	$176,935	$311,435
Divided by ounces produced	10,475	149
Cash Cost, Before By-product Credits, per Ounce	$24.07	$938
By-product credits per ounce	(17.23)	(14)
Cash Cost, After By-product Credits, per Ounce	$6.84	$924
AISC, Before By-product Credits, per Ounce	$30.07	$1,201
By-product credits per ounce	(17.23)	(14)
AISC, After By-product Credits, per Ounce	$12.84	$1,187

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$215,000	$56,300	$25,000		$296,300
Depreciation, depletion and amortization	(49,000)	(17,500)	(7,000)		(73,500)
Treatment costs	59,000	10,000	---		69,000
Change in product inventory	10,800	—	---		10,800
Reclamation and other costs (1)	890	(24)	(676)		190
Exclusion of Lucky Friday Costs		(29,300)			(29,300)
Cash Cost, Before By-product Credits (2)	236,690	19,476	17,324		273,490
Reclamation and other costs	3,500	200	500		4,200
Exploration	500	—	1,500		2,000
Sustaining capital	32,000	3,900	300		36,200
General and administrative (1)	—		—	34,720	34,720
AISC, Before By-product Credits (2)	272,690	23,576	19,624		350,610
By-product credits:
Zinc	(78,500)	(3,200)			(81,700)
Gold	(73,500)		(12,000)		(85,500)
Lead	(29,500)	(8,800)			(38,300)
Total By-product credits	(181,500)	(12,000)	(12,000)		(205,500)
Cash Cost, After By-product Credits	$55,190	$7,476	$5,324		$67,990
AISC, After By-product Credits	$91,190	$11,576	$7,624		$145,110
Divided by silver ounces produced	10,350	900	850		12,100
Cash Cost, Before By-product Credits, per Silver Ounce	$22.87	$21.64	$20.38		$22.60
By-product credits per silver ounce	(17.54)	(13.33)	(14.12)		(16.98)
Cash Cost, After By-product Credits, per Silver Ounce	$5.33	$8.31	$6.26		$5.62
AISC, Before By-product Credits, per Silver Ounce	$26.35	$26.20	$23.09		$28.98
By-product credits per silver ounce	(17.54)	(13.33)	(14.12)		(16.98)
AISC, After By-product Credits, per Silver Ounce	$8.81	$12.86	$8.97		$11.99

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Casa Berardi (6)	Nevada Operations (7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$200,000	$46,200	$246,200
Depreciation, depletion and amortization	(70,500)	(23,750)	(94,250)
Treatment costs	—	—	—
Change in product inventory	—	7,500	7,500
Reclamation and other costs (1)	950	1,000	1,950
Exclusion of Nevada Operations Costs		(6,600)	(6,600)
Cash Cost, Before By-product Credits (2)	130,450	24,350	154,800
Reclamation and other costs	500	650	1,150
Exploration	2,500	—	2,500
Sustaining capital	40,000	1,600	41,600
AISC, Before By-product Credits (2)	173,450	26,600	200,050
By-product credits:		—
Silver	(500)	(650)	(1,150)
Total By-product credits	(500)	(650)	(1,150)
Cash Cost, After By-product Credits	$129,950	$23,700	$153,650
AISC, After By-product Credits	$172,950	$25,950	$198,900
Divided by gold ounces produced	117	32	149
Cash Cost, Before By-product Credits, per Gold Ounce	$1,115	$761	$1,039
By-product credits per gold ounce	(4)	(20)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$1,111	$741	$1,031
AISC, Before By-product Credits, per Gold Ounce	$1,482	$831	$1,343
By-product credits per gold ounce	(4)	(20)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,478	$811	$1,335

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$296,300	$246,200	$542,500
Depreciation, depletion and amortization	(73,500)	(94,250)	(167,750)
Treatment costs	69,000	—	69,000
Change in product inventory	10,800	7,500	18,300
Reclamation and other costs (1)	190	1,950	2,140
Exclusion of Lucky Friday and Nevada Ops Costs	(29,300)	(6,600)	(35,900)
Cash Cost, Before By-product Credits (2)	273,490	154,800	428,290
Reclamation and other costs	4,200	1,150	5,350
Exploration	2,000	2,500	4,500
Sustaining capital	36,200	41,600	77,800
General and administrative (1)	34,720	—	34,720
AISC, Before By-product Credits (2)	350,610	200,050	550,660
By-product credits:
Zinc	(81,700)	—	(81,700)
Gold	(85,500)	—	(85,500)
Lead	(38,300)	—	(38,300)
Silver		(1,150)	(1,150)
Total By-product credits	(205,500)	(1,150)	(206,650)
Cash Cost, After By-product Credits	$67,990	$153,650	$221,640
AISC, After By-product Credits	$145,110	$198,900	$344,010
Divided by ounces produced	12,100	149
Cash Cost, Before By-product Credits, per Ounce	$22.60	$1,039
By-product credits per ounce	(16.98)	(8)
Cash Cost, After By-product Credits, per Ounce	$5.62	$1,031
AISC, Before By-product Credits, per Ounce	$28.98	$1,343
By-product credits per ounce	(16.98)	(8)
AISC, After By-product Credits, per Ounce	$11.99	$1,335

(1) Excludes the discretionary portion of general and administrative costs for Greens Creek, Casa Berardi and corporate of $0.4 million, $0.4 million and $1.4 million, respectively, for the third quarter and first nine months of 2020. Also excludes estimated Q4 2020 discretionary general and administrative costs for Greens Creek, Casa Berardi and corporate of $0.2 million, $0.2 million, and $0.9 million respectively.

(2) Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(3) The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday has been limited since the start of the strike. Costs related to ramp-up activities totaling $5.4 million in the first nine months of 2020, and suspension-related costs totaling $5.7 million during the strike in the first half of 2019, along with $6.3 million and $3.1 million, respectively, in non-cash depreciation expense for those periods, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(4) In early April 2020, the Government of Mexico issued an order to the mining industry to reduce operations to a minimum level until April 30 in response to COVID-19, and the order was subsequently extended until May 30. Our operations at San Sebastian were suspended during that time. Suspension-related costs totaling $1.1 million for the first nine months of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, mining and milling cost per ton, and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(5) AISC, Before By-product Credits for our consolidated silver properties includes non-discretionary corporate costs for general and administrative expense, exploration and sustaining capital.

(6) In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against COVID-19, causing us to suspend our Casa Berardi operations from March 24 until April 15, when mining operations resumed, resulting in reduced mill throughput. Suspension-related costs totaling $1.6 million for the first nine months of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(7) Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late-2019. Suspension-related costs at Hollister, Midas and Aurora totaling $9.6 million for the first nine months of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce. During the third quarter of 2020, all ore mined at Nevada Operations was stockpiled, with no ore milled and no production reported during the period. As a result, costs incurred at Nevada Operations during the third quarter of 2020 were excluded from the calculations of Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) applicable to common shareholders (GAAP)	$13,490	$(19,654)	$(17,999)	$(91,995)
Adjusting items:
Loss on derivatives contracts	6,666	4,718	12,775	2,719
Environmental accruals	—	472	—	472
Foreign exchange loss (gain)	2,196	(773)	(1,235)	6,741
Provisional price (gains) losses	4,332	(619)	(5,265)	81
Ramp-up and suspension-related costs	1,541	3,722	24,109	8,766
Acquisition costs	2	183	13	593
(Gain) loss on disposition or impairment of properties, plants, equipment and mineral interests	(14)	24	559	4,666
Unrealized (gain) loss on investments	(3,979)	126	(9,410)	1,159
Foundation grant	—	—	1,970	—
Additional interest associated with early repayment of long-term debt	—	—	2,902	—
Loss on extinguishment of debt	—	—	1,666	—
Adjusted net income (loss) applicable to common shareholders	$24,234	$(11,801)	$10,085	$(66,798)
Weighted average shares - basic	529,838	489,971	526,098	486,298
Weighted average shares - diluted	535,788	489,971	526,098	486,298
Basic adjusted net income (loss) per common share	$0.05	$(0.02)	$0.02	$(0.14)
Diluted adjusted net income (loss) per common share	$0.05	$(0.02)	$0.02	$(0.14)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, ramp-up and suspension income and costs, provisional price gains and losses, stock-based compensation, unrealized gains and losses on investments, provisions for closed operations, Foundation grant expense and interest and other income (expense). Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended		Twelve Months Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Net income (loss)	$13,628	$(19,516)	$(17,585)	$(91,581)	$(25,561)	$(115,274)
Plus: Interest expense	10,779	11,777	38,919	33,777	53,589	44,702
Plus/(Less): Income taxes	1,633	(1,614)	1,197	(20,009)	(2,895)	(25,226)
Plus: Depreciation, depletion and amortization	40,238	50,774	119,327	139,038	179,807	169,747
Plus: Acquisition costs	2	183	13	593	65	982
(Less)/Plus: Ramp-up and suspension (income) costs	1,541	3,722	24,109	8,766	27,394	11,122
Cash margin on payment received for deferred revenue	—	10,912	—	10,912	—	10,912
Plus: Loss on disposition of properties, plants, equipment and mineral interests	(14)	24	559	4,666	536	5,247
Plus: Stock-based compensation	2,800	1,206	5,229	4,758	6,139	6,364
Plus: Provision for closed operations and environmental matters	1,545	2,089	4,638	5,298	6,254	7,431
Plus/(Less): Foreign exchange (gain) loss	2,196	(773)	(1,235)	6,741	260	(713)
Plus: Unrealized losses on derivative contracts	594	11,925	4,483	5,824	4,272	5,666
(Less)/Plus: Provisional price (gains) losses	4,332	(619)	(5,265)	81	(5,943)	612
Plus/(Less): Unrealized (gains)/loss on investments	(3,979)	126	(9,410)	1,159	(8,180)	1,514
Plus: Foundation grant	—	—	1,970	—	1,970	—
(Less)/Plus: Other	406	(430)	1,582	2,480	2,608	3,091
Adjusted EBITDA	$75,701	$69,786	$168,531	$112,503	$240,315	$126,177
Total debt					$509,909	$598,891
Less: Cash and cash equivalents					$(98,669)	$(32,995)
Net debt					$411,240	$565,896
Net debt/LTM adjusted EBITDA (non-GAAP)					1.7	4.5

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Cash provided by operating activities	$73,439	$54,896	$115,892	$63,609
Less: Additions to properties, plants equipment and mineral interests	(23,693)	(26,093)	(54,382)	(97,338)

Free cash flow	$49,746	$28,803	$61,510	$(33,729)

Table A - Assay Results - Q3 2020
Greens Creek (Alaska)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
East Ore Definition	GC5439	63/-63	311.3	314	2.7	30.1	0.45	5.8	3.1	336
200 South Definition	GC5428	243/-76	86.2	116	28.5	20.2	0.02	6.3	2.9	-1369
	GC5428	243/-76	144.8	153.3	8.2	19.5	0.03	2.8	1.3	-1432
	GC5428	243/-76	185.3	187	1.7	27.3	0.01	1.2	0.5	-1466
	GC5428	243/-76	716.6	759.5	32.9	31.6	0.22	1.2	0.6	-1985
	GC5429	243/-54	86	95	8.1	27.5	0.03	15.5	7.9	-1363
	GC5429	243/-54	302	310	6.1	16.3	0.02	1.5	0.6	-1531
	GC5429	243/-54	360	365	1.6	19.3	0.01	0.8	0.3	-1582
	GC5430	243/-46	49	50.3	1.3	16.8	0.01	5.9	3	-1320
	GC5430	243/-46	55.5	56.5	1	33	0.02	13.1	6	-1350
	GC5430	243/-46	85.5	93.5	8	30.3	0.03	18.2	9.7	-1360
	GC5431	243/-38	87	95	8	27.5	0.06	7	4.2	-1339

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
UG Upper Principal 123 Zone	CBP-0350-048	12375	149/-40	375.6	387.4	9.8	0.51	-1333
123	CBP-0350-049	12375	149/-25	301.8	311.6	8.7	0.14	-1221
123	CBP-0350-050	12360	156/-20	267.6	282.1	13.1	0.12	-1195
123	CBP-0350-051	12360	156/-33	310	320.8	9.2	0.91	-1257
123	CBP-0350-052	12390	142/-30	339.8	343.1	2.7	0.32	-1267
123	CBP-0350-053	12360	162/-38	299.1	315.5	9.6	0.63	-1292
123	CBP-0350-053	12360	162/-38	299.1	315.5	9.6	0.63	-1292
UG Lower Principal 123 Zone	CBP-0880	12330	332/-63	398.5	447.7	24.6	0.11	-3864
123	Including		332/-63	398.5	417.5	9.5	0.19	-3851
123	CBP-0880	12330	332/-63	330	369	18	0.09	-3801
123	Including		332/-63	330	339.5	4.9	0.15	-3789
UG Upper Principal 128 Zone	CBP-0856	12750	180/40	337.5	339.2	1.3	0.25	-1375
128	CBP-0859	12750	192/10	292.9	297.5	4.4	0.17	-1530
128	Including		192/10	296.2	297.5	1.1	0.43	-1530
128	CBP-0868	12795	179/28	387	390.3	3.2	0.19	-1410
128	CBP-0869	12800	179/14	346.7	348	1	0.91	-1497
128	CBP-0869	12800	179/14	434.6	442.8	7.9	0.16	-1476
128	CBP-0869	12800	179/14	573.3	575.6	2	0.17	-1445
128	CBP-0871	12795	179/2	414.3	416.6	2.2	0.16	-1546
128	CBP-0872	12795	179/-22	444.1	445.8	1.3	0.31	-1640
128	CBP-0878	12780	188/43	374.9	396.9	17.7	0.12	-1337
128	Including		188/43	374.9	379.2	3.3	0.23	-1640
128	Including		188/43	392	396.9	3.9	0.31	-1640
UG East Mine 148 Zone	CBE-0217A	14833	355/-68	1831.9	1846.6	9.8	0.67	-3085
148	CBE-0221	14745	340/-52	1325.1	1330	3.3	0.15	-2508
148	CBE-0222	14830	343/-58	1569.5	1589.2	13.9	0.16	-2798
148	CBE-0223	14730	346/-62	1581	1584.2	2.3	0.14	-2841
Surface East Mine 159 Zone	CBS-20-010	16130	360/-45	1180.8	1186.7	5.6	0.41	-783
159	Including		360/-45	1184.1	1186.7	2.6	0.84	-789
Surface East Mine 160 Zone	CBF-160-102	15840	360/-45	970.6	1020.4	39	0.07	-667
160	CBF-160-102	15840	360/-45	1078.8	1216.2	108.2	0.07	-760
160	CBF-160-104	16005	360/-72	182	202	6.2	0.1	-198
160	CBF-160-104	16005	360/-72	403.4	431	12.1	0.08	-410
160	CBF-160-104	16005	360/-72	461.8	510	17.7	0.07	-474
160	CBF-160-104	16005	360/-72	712.4	731.1	8.9	0.06	-685
160	CBF-160-105	15990	360/-67	156.5	182.4	15.7	0.06	-172
160	CBF-160-105	15990	360/-67	221.1	277.8	37.1	0.05	-245
160	CBF-160-105	15990	360/-67	664.9	724.6	59.7	0.1	-645
160	CBF-160-106	16050	360/-78	235.2	249.3	3.3	0.08	-253
160	CBF-160-107	15810	360/-48	1383.8	1463.5	75.4	0.05	-1000
160	CBF-160-107	15825	360/-48	1582.3	1599.7	13.8	0.07	-1106
160	CBF-160-109	15885	360/-74	285.4	363.4	21.4	0.05	-324
160	CBF-160-109	15885	360/-74	428.7	678	134.8	0.07	-541
160	CBF-160-109	15885	360/-74	683.2	849.2	138.4	0.06	-740
160	Including		360/-74	827.2	839	8.9	0.11	-801
160	CBF-160-109	15885	360/-74	898.4	925	24.9	0.04	-872

San Sebastian (Mexico)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Depth From Mine Portal (feet)
EL BRONCO VEIN	SS-2034	35/-60	405.7	415.5	5.4	2.7	0.05	-344.8
EL BRONCO VEIN	SS-2038	35/-45	203	208.9	4.2	20.7	0.29	-137.3
EL TIGRE VEIN	SS-2028	60/-43	1021.5	1028	6.2	1.5	0.01	-687.3
EL TIGRE VEIN	SS-2029	60/-43	577.4	599.2	20.4	1	0	-398.7
EL TIGRE VEIN	SS-2031	60/-43	555	561.6	6.2	1.4	0.04	-377.9
EL TIGRE VEIN	SS-2039	60/-70	694.6	700.2	3.7	1.7	0.01	-648.5

Category: Earnings

Contacts

Russell Lawlar
Treasurer

Jeanne DuPont
Corporate Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com